Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of NanoVibronix Inc. on Forms S-3 File Nos. 333-229106, 333-236000, 333-239965 and 333-251264) and Form S-8 (File No. 333-205577) of our report, dated April 15, 2021, with respect to our audits of the consolidated financial statements of NanoVibronix Inc. and Subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 which report is included in this Annual Report on Form 10-K of NanoVibronix Inc. for the years ended December 31, 2020.

/s/ Marcum llp
Marcum llp
New York, NY
April 15, 2021